Exhibit 10.17

SALES AND DISTRIBUTION AGREEMENT

THIS SALES AND DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of 12:01 a.m. the 1st day of January, 2005, by and between Masimo Corporation, a Delaware corporation (“Masimo”), and Masimo Americas, a Delaware corporation (“Masimo Americas”).

RECITALS

WHEREAS, Masimo is a corporation that manufactures read-through motion and low perfusion pulse oximetry technologies and products throughout the world (collectively, the “Product(s)”).

WHEREAS, Masimo is the parent of Masimo Americas and has contributed its sales, distribution and marketing operations to Masimo Americas (the “Acquired Operations”).

WHEREAS, as a result of the transfer of the Acquired Operations, Masimo desires to engage Masimo Americas to sell, distribute and promote the Products.

WHEREAS, Masimo is willing to appoint Masimo Americas as a non-exclusive distributor of the Products in the territory defined herein and to sell to Masimo Americas all Products for which orders are received, and Masimo Americas is willing to accept such appointment and to purchase the Products manufactured by Masimo subject to certain terms and conditions set forth herein. It is further acknowledged that Masimo Americas is undertaking the obligations herein subject to certain covenants and assurances provided by Masimo, such covenants and assurances being deemed necessary by Masimo Americas in view of the risks associated with the sale and distribution of the Products and in view of the unique resources available to Masimo Americas.

NOW, THEREFORE, for good and valuable consideration of the mutual covenants and agreements set forth herein, the receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

APPOINTMENT OF MASIMO AMERICAS

Section 1.1 Appointment and Acceptance. Masimo hereby appoints Masimo Americas as its non-exclusive distributor throughout North America, Central America and South America (which may be modified from time to time by written acknowledgment of the parties; said territory, as modified, being referred to as the “Territory”) of all Products manufactured by Masimo. Masimo shall have the right to establish terms and limitations under which Masimo Americas may distribute the Products, subject to applicable laws. Masimo Americas hereby accepts such appointment and agrees to fully perform and discharge its duties in accordance with this Agreement. Masimo Americas has the right to appoint sub-distributors and agents to sell and distribute the Products within the Territory.

Section 1.2 Territory for OEM’s. The parties hereby acknowledge that Masimo Americas shall have the right to distribute certain Products to original equipment manufacturers (“OEM(s)”) for incorporation into the OEMs’ products (“OEM Products”), and to distribute such OEM Products along with Masimo Products for use with the OEM Products on a non-exclusive worldwide basis.

ARTICLE II

TERM, RENEWAL AND TERMINATION

Section 2.1 Term and Renewal. Unless sooner terminated pursuant to Section 2.3 hereof, this Agreement shall remain in full force and effect commencing on January 1, 2005. The initial term of the Agreement is for one year and shall automatically be extended thereafter for additional, consecutive one year terms, each of which shall be on the terms and conditions set forth in this Agreement (the initial term and any renewal term shall be referred to herein as the “Term” or “Terms”). Notwithstanding the foregoing either party may terminate this Agreement by giving written notice to the other party of its intention not to renew the Agreement beyond the then current Term thirty (30) days prior to the expiration of such Term. In such event, this Agreement shall terminate at the end of such Term.

Section 2.2 Rights and Obligations upon Termination. All orders from Masimo Americas not accepted by Masimo on the date that notice of termination of this Agreement is delivered or upon the date that this Agreement otherwise terminates shall be deemed cancelled; provided, however, that Masimo may choose, in Masimo’s sole discretion, to honor outstanding unfilled orders on the condition that, notwithstanding anything to the contrary contained in this or any other agreement with respect to such orders, Masimo Americas immediately shall pay Masimo for such Products against delivery of such Products. Upon demand by Masimo Americas, Masimo agrees to repurchase from Masimo Americas at cost any Product, which is held in inventory by Masimo Americas as of the effective date of termination and shall reimburse Masimo Americas for any expenses incurred in performing the services contemplated hereunder through the effective date of termination. Upon termination of this Agreement, Masimo Americas shall cease acting or holding itself out in any manner as the distributor of the Products, including, without limitation, removing all signs and ceasing to use any advertising materials related to the Products.

Section 2.3 Termination. In addition to termination as provided in Section 2.1, this Agreement may be terminated as follows:

2.3.1 By either party upon notice to the other in the event at any time such other party (i) ceases to conduct its business, or (ii) breaches any provision of this Agreement and such breach, if curable, is not cured by the breaching party within thirty (30) days of the breaching party’s receipt of notice thereof from the nonbreaching party; or

2.3.2 By either party without notice in the event the other party becomes insolvent or makes a general assignment for the benefit of creditors or if a petition of bankruptcy is filed by such other party or by any third party against such other party, or if such other party is adjudicated a bankrupt, or if a receiver or other custodian, either permanent or temporary, is appointed by any court with respect to the assets or business of such party, or if a proceeding for the relief of creditors under any foreign, state or federal law is instituted by or against such party.

2.3.3 Upon any such termination provided above, the parties shall have the rights set forth in Section 2.2.

ARTICLE III

TRADEMARKS AND TRADE NAMES

Section 3.1 Masimo hereby grants to Masimo Americas the nonexclusive right and license to use the Masimo trademarks and trade names in connection with the promotion, sale and distribution of the Products in the Territory.

Section 3.2 Masimo Americas acknowledges and agrees that the non-exclusive rights to Masimo’s trademarks and trade names are and shall remain valuable, proprietary information belonging to Masimo and that Masimo is retaining non-exclusive rights to its trademarks and trade names. Masimo Americas shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing Masimo’s rights in Masimo’s trademarks and trade names. Masimo Americas additionally agrees that the Masimo trademarks and trade names may be used by Masimo Americas only in connection with the promotion, sale, and distribution of the Products in the Territory as set forth herein.

Section 3.3 Masimo Americas specifically acknowledges that it does not possess, and shall not acquire, any interest in any of Masimo’s trademarks or trade names appearing on the labels or packaging materials for the Products and that any enhancement in the value thereof resulting from the use contemplated by this Agreement inures to Masimo.

ARTICLE IV

OBLIGATIONS OF MASIMO AMERICAS

During the Term of this Agreement, Masimo Americas’ obligations shall, without limitation, include the following:

Section 4.1 Best Efforts to Promote and Sell the Products. Masimo Americas shall exercise its best efforts to sell and distribute the Products and to promote the goodwill of Masimo and the market reputation of the Products. In connection with the foregoing, Masimo Americas shall provide promptly to Masimo any information it obtains with respect to the Products, including feedback from consumers, retailers, and distributors, and activities of competitors. Masimo Americas shall conduct marketing and distribution activities of Products pursuant to the strategy set forth by Masimo. Furthermore, Masimo Americas shall conduct its activities in a professional manner and in accordance with the terms of this Agreement.

Section 4.2 Staffing and Vehicles. Masimo Americas shall maintain an adequate and aggressive staff of sales and marketing personnel, which is sufficiently trained and knowledgeable to enable such staff to effectively promote sales of Products and solicit orders for

Products. Masimo Americas shall maintain and make available to its sales personnel such other equipment and supplies as are necessary to Masimo Americas to fulfill its obligations under this Agreement.

Section 4.3 Taxes. Masimo Americas shall be solely responsible for the collection and payment of all taxes payable in connection with its resale of the Products and the performance of its services as contemplated herein.

Section 4.4 Expenses. Masimo Americas assumes full responsibility for all costs and expenses that it incurs in carrying out its obligations under this Agreement. This shall include, without limitation, payment of all salaries and benefits for persons employed to perform Masimo Americas’s responsibilities hereunder, all expenses incurred in connection with the advertising and promotion of the Products, all expenses relating to any permits or licenses required in connection with the performance of Masimo Americas’s responsibilities, and all expenses relating to vehicles used by sales representatives and other travel and accommodation expenses incurred by such persons. It is acknowledged and understood that Masimo Americas may utilize third parties to perform certain administrative services incident to the services performed hereunder.

Section 4.5 Forecast of Product Requirements. Within 15 days of the effective date of this Agreement, Masimo Americas shall provide Masimo with a forecast of its Product requirements by month for the initial twelve (12) month period. (Such a forecast for the following calendar year shall be provided prior to January 1st of each year during which this Agreement remains in effect.) Masimo Americas will provide Masimo with an update of this twelve (12) month forecast at least once each calendar quarter. These forecasts, which may be revised by Masimo Americas from time to time, are not binding but are estimates of Masimo Americas’s projected requirements for the Products and are provided to Masimo for its use in the planning and procurement of materials as needed in support of Masimo Americas’s requirements.

Section 4.6 Improvements. Masimo Americas agrees to assign and hereby does assign to Masimo all rights, title and interest it has or acquires in any inventions, adaptations, modifications or changes relating to the Products.

ARTICLE V

OBLIGATIONS OF MASIMO

During the Term of this Agreement and subject to the terms and conditions hereof, Masimo shall have the following obligations:

Section 5.1 Satisfaction of Orders. Masimo shall fill orders for Products submitted by Masimo Americas in accordance with an agreed upon schedule for delivery.

Section 5.2 Masimo Support. Masimo shall provide, in the Territory, such support and assistance, including promotional support, as Masimo, in its sole discretion, deems appropriate and necessary.

Section 5.3 Compliance with Law. Masimo shall comply with all applicable laws, statutes, rules and regulations concerning the manufacture and packaging of the Products.

ARTICLE VI

ORDERS

Section 6.1 Terms and Conditions. Orders by Masimo Americas shall be subject to acceptance by Masimo at its principal place of business or such other place(s) as may be designated by Masimo. Masimo will endeavor to fill all purchase orders tendered by Masimo Americas promptly in accordance with such time periods, as the parties shall deem appropriate.

Section 6.2 Inability to Fill Orders. If Products are ordered by Masimo Americas and Masimo does not have sufficient stock to fill such order, or if for any reason Masimo cannot fill such order in the usual course of business, prompt notice thereof shall be provided to Masimo Americas and Masimo shall be liable for any loss, cost or expense incurred by Masimo Americas as a result of the inability to fill such order promptly.

Section 6.3 Cancellation of Orders by Masimo Americas. Masimo Americas may cancel any order, which has not yet been accepted by Masimo and may cancel orders previously accepted by Masimo with the prior consent of Masimo.

Section 6.4 Delivery of Products. Masimo shall use its best efforts to deliver Products to Masimo Americas in response to orders from Masimo Americas in accordance with the time periods agreed upon.

ARTICLE VII

TITLE TO PRODUCT AND RISK OF LOSS

Section 7.1 Delivery of Products.

7.1.1 Title to Product and risk of loss shall pass from Masimo to Masimo Americas immediately upon availability to Masimo Americas, Ex Works facility located at 40 Parker, Irvine, California.

7.1.2 Masimo assumes full responsibility for loss or damage of products while in Masimo’s possession, except for any claims arising out of Masimo Americas’ instructions.

Section 7.2 Returned Products.

7.2.1 For Products that do not satisfy the Product warranty provisions set forth in this Agreement, Masimo’s sole liability, and Masimo Americas’ sole remedy under any warranty obligation is, at Masimo’s sole discretion, to repair or replace the Product or to refund the purchase price paid and accept return of the Product..

7.2.2 Products returned by Masimo Americas shall be shipped to such location as designated by Masimo.

7.2.3 Masimo is not responsible to Masimo Americas for warranty services for any products that were not originally sold by Masimo. Upon receipt of returned goods from its customers, Masimo Americas agrees to make a good faith and reasonable effort to identify and distinguish goods that were not purchased from Masimo. Such goods are not subject to terms and conditions of this Agreement.

ARTICLE VIII

PRODUCT PRICES, PAYMENT TERMS AND RETURNS

Section 8.1 Product Prices.

8.1.1 The prices for the Products shall be set at arm’s length and calculated using the formula shown in Exhibit A. Masimo Americas is free to establish prices for the sale of Products, as applicable, to End Users, OEMs and Distributors.

8.1.2 Such prices are subject to change from time to time as the parties mutually agree. The parties agree to cooperate and act in good faith with respect to price increases, which become necessary in the event of increased manufacturing costs. Masimo may request such price increases by providing to Masimo Americas reasonably satisfactory evidence confirming the amounts of such increased costs, and in such event Masimo Americas agrees not to withhold unreasonably its consent to reasonable increase in prices.

Section 8.2 Product Invoicing and Payment Terms.

8.2.1 Masimo shall invoice Masimo Americas for all Products on a monthly basis in accordance with the terms and conditions specified herein. Masimo Americas agrees to pay each invoice within sixty (60) days of issuance.

8.2.2 Interest shall accrue on amounts not paid when due at a rate equal to 10 percent per annum until payment in full is received.

8.2.3 The price and payment terms contained in this Agreement shall apply to all purchase orders between Masimo and Masimo Americas from the effective date of this Agreement forward.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Records.

9.1.1 Masimo and Masimo Americas shall each have the right, at their own expense, to inspect at reasonable times the relevant accounting records to verify the accuracy of such books and records under the terms of this Agreement.

9.1.2 Masimo agrees to comply with all statutes, regulations and ordinances of all federal, state, or local governmental agencies with respect to any performance required under this provision.

Section 9.2 Product Warranty. Masimo’s Product warranty shall be as set forth in the applicable warranty certificate that accompanies the Product.

Section 9.3 Indemnification.

9.3.1 Notice. Recognizing the objectives of this Agreement, Masimo Americas agrees that if it knows of or becomes aware of any patents that may be infringed by the manufacture and sale of the Masimo Products, it will promptly disclose such information to Masimo.

9.3.2 By Masimo – Bodily Injury. Masimo will defend, indemnify and hold Masimo Americas harmless against any and all liability, loss, damages, costs or expenses which Masimo Americas may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Masimo Product, to the extent that such injury, illness or death resulted from (i) Masimo’s design or manufacture of the standard Masimo Products or (ii) failure of the Masimo Products at the time of shipment to Masimo Americas to materially comply with published specifications. Masimo shall have no liability or responsibility of any kind to Masimo Americas under this Section unless Masimo Americas (a) promptly notifies Masimo of such claims, (b) gives Masimo an adequate opportunity to defend, including complete control of such defense, and (c) provides reasonable assistance to Masimo, at Masimo’s expense, in connection with the defense and settlement of any such claim. Masimo shall have no liability for settlements made without Masimo’s express written consent. Should Masimo Americas desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Masimo Americas’s.

9.3.3 By Masimo – Infringement. .Masimo will defend, indemnify and hold Masimo Americas harmless against infringement or alleged infringement directly resulting from standard Masimo Products furnished under this Agreement, of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party. Masimo shall have no liability or responsibility of any kind to Masimo Americas under this Section unless Masimo Americas (a) promptly notifies Masimo of such claim, (b) gives Masimo an adequate opportunity to defend, including complete control of such defense, and (c) provides reasonable assistance to Masimo, at Masimo’s expense, in connection with the defense and settlement of any such claim including, but not limited to, where practical, modifying the Masimo Products to make them non-infringing or, where practical, obtaining licenses under such intellectual property rights. Masimo shall have no liability for settlements made without its express written consent. Should Masimo Americas desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Masimo Americas’s. Masimo may, at its sole discretion, modify the particular Masimo Product to make it non-infringing, obtain a license to allow the continued use of the Masimo Product, or discontinue shipment of the Masimo Product to Masimo Americas.

9.3.4 By Masimo Americas. Masimo Americas will defend, indemnify and hold Masimo harmless against any and all liability, loss, damages, costs or expenses which Masimo may hereafter incur, as a result of any injury, illness or death of any person which is caused by any Masimo Product, or as a result of infringement or claims of infringement related to the Masimo Products of any patent, copyright, trademark, trade secret, or any other proprietary right of any third party, to the extent that such injury, illness or death or infringement results from (i) any combination of the Masimo Product with items not furnished by Masimo (except where such combination is approved by Masimo (e.g. use of Masimo circuit boards in OEM product), (ii) any inadequacy of the labeling or use-manuals for such Masimo Product (unless such inadequacy consists of inaccurate information supplied by Masimo), or (iii) any modifications to the Masimo Products made by Masimo Americas, by others, or by Masimo at Masimo Americas’s request. Masimo Americas shall have no liability or responsibility of any kind to Masimo under this Section unless Masimo (a) promptly notifies Masimo Americas of such claims, (b) gives Masimo Americas an adequate opportunity to defend, including complete control of such defense and (c) provides reasonable assistance to Masimo Americas, at Masimo Americas’s expense, in connection with the defense and settlement of such claim. Masimo Americas shall have no liability for settlements made without its express written consent. Should Masimo desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively Masimo’s.

9.3.5 Indemnity Exclusions. Notwithstanding the above, Masimo shall not be liable for any infringement of intellectual property rights of third parties or for any liability, loss, damages, costs or expenses which Masimo Americas may incur as a result of any injury, illness or death resulting from (a) modifications to the Masimo Products made by Masimo Americas, by others, or by Masimo at Masimo Americas’s request, (b) electrical/electronics, software/firmware, sensors, or product interface not furnished by Masimo, (c) combination of the Masimo Products with other apparatus not furnished by Masimo, (d) use of products or components not supplied by Masimo, (e) use of Masimo Products in a manner not permitted by this Agreement, or (f) for any claims not related directly to the Masimo Products, (g) any alterations or modifications to the Masimo Products which are requested by Masimo Americas.

9.3.6 Patent Defense. Masimo Americas agrees that it shall notify Masimo of any claim by a third party that such third party believes any Masimo patents are invalid. Masimo Americas agrees to promptly notify Masimo of any such claim whether or not such claim is asserted in court by such third party.

Section 9.4 Insurance.

9.4.1 Masimo Americas shall maintain Comprehensive General Liability insurance to cover the activities to be performed by it as contemplated by this Agreement, including, but not limited to, contractual liability and liability specifically assumed under this agreement. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after the expiration of this Agreement. Masimo Americas shall comply with applicable statutory workers’ compensation and employers’ liability requirements covering all employees who perform work under this Agreement. It is understood and agreed that such insurance shall not cover product liability claims made against Masimo by third parties.

9.4.2 The parties to this Agreement shall cooperate with each other to provide supporting documentation as may be required to prove any claim.

Section 9.5 Confidentiality. Masimo Americas and Masimo each agree to retain in confidence all information, knowledge, technology and trade secrets related to the manufacturing, processing, testing and distribution of the Products disclosed to it by or on behalf of the other party or discovered by such party in the course of performing services pursuant to the terms hereof and that it will not, without the written consent of the disclosing party, use information supplied or disclosed hereunder for any purpose other than that indicated herein. In view of the proprietary and valuable nature of this information and the injury, which would arise in the event of a disclosure of such information, the parties agree that this shall be a continuing obligation that shall survive the termination of this Agreement. This restriction shall not apply to information:

(i) that is or becomes public knowledge (through no fault of the receiving party), or

(ii) that is made lawfully available to the receiving party by an independent third party, or

(iii) that is required by law, regulation, rule, act, or order of any governmental authority or agency to be disclosed by the receiving party; provided, however, that such receiving party gives the other party hereto sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such information and thereafter discloses only the minimum information required to be disclosed in order to comply.

Section 9.6 Notices. Any and all notices permitted or required to be given hereunder shall be sent by (i) registered or certified mail, postage and fees paid, with return receipt requested, addressed as below, (ii) hand delivery, or (iii) by facsimile, receipt confirmed. Notice shall be deemed given as of the date of mailing, of receipt of hand delivery, or of receipt of any facsimile transmission.

Section 9.7 Entire Agreement; Amendment. This Agreement together with exhibits hereto (and as such exhibits may be amended from time to time in accordance with this Agreement) constitute the entire Agreement between Masimo and Masimo Americas with respect to the subject matter hereof and no prior or collateral promises or conditions in connection with or with respect to the subject matter hereof not incorporated herein shall be binding upon the parties hereto. This Agreement is subject to such modifications, extensions, or waivers as the parties may agree.

Section 9.8 Controlling Law; Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to any provisions thereof relating to conflict of laws.

Section 9.9 Waiver. The failure of any of the parties hereto to enforce any provision of this Agreement cannot be construed to be a waiver of such provision or of the right thereafter to enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or any other provision.

Section 9.10 Binding Agreement; Severability. This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective permitted successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, the remaining provisions shall be enforceable to the greatest extent possible.

Section 9.11 Successors and Assigns. Neither party shall assign this Agreement in whole or in part without the prior written consent of the other. Once assigned, all of the provisions of this Agreement and all rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of Masimo Americas and Masimo.

Section 9.12 Legal Relationship. Masimo Americas agrees that, regarding all matters relating to this Agreement, Masimo Americas shall be an independent contractor and not an agent or employee of Masimo and shall not hold itself out as a legal representative, agent, joint venturer, or partner of Masimo for any purpose whatsoever. Masimo Americas has no right or authority to assume or create any obligations of any kind or to make any representations or warranties, whether express or implied, on behalf of Masimo or to bind Masimo in any respect whatsoever (and shall not hold itself out as having such authority). It is understood that Masimo Americas’ sales representatives are employees of Masimo Americas, and not Masimo, and that Masimo has no responsibility or obligation with respect to said persons.

Section 9.13 Force Majeure.

9.13.1 Neither party shall be responsible for any failure to comply with the terms of this Agreement where such failure is due to force majeure, which shall include, without limitation, fire, flood, explosion, strike, labor disputes, labor shortages, picketing, lockout, transportation embargo or failures or delays in transportation, strikes or labor disputes affecting supplies, or acts of God, civil riot or insurrection, acts of the Federal Government or any agency thereof, or judicial action. Specifically excluded from this definition are those acts of the Federal Government or any agency thereof or judicial action which could have been avoided by compliance with such laws or regulations as are publicly available and reasonably expected to be known by either party.

9.13.2 Upon the cessation of any cause operating to excuse performance of either party under this Section 9.12, this Agreement shall continue in full force and effect unless or until otherwise terminated pursuant to this Agreement. If one or more of said causes is asserted by either party as a basis of that party’s nonperformance, the other party shall have the right to terminate this Agreement forthwith by giving written notice to that effect prior to the resumption of performance.

Section 9.14 Headings. The section and paragraph headings used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and when taken together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Sales and Distribution Agreement as of the date first above written.

“Masimo”		“Masimo Americas”

MASIMO CORPORATION		MASIMO AMERICAS, INC.

By:	/s/ Brad Langdale	By:	/s/ Joe Kiani
Name:	BRAD LANGDALE	Name:	JOE KIANI
Title	EVP & CFO	Title	CEO

Exhibit A

PRODUCT PRICES

Masimo Americas Net Sales: A

Masimo Americas Intercompany Cost of Goods Sold: B

Masimo Americas Operating Expenses (Budget): C

(A-B-C)/A = X,

Where X shall be a value within the arm’s length interquartile range of operating margins as determined annually in the transfer pricing study.

The transfer price B is therefore equivalent to:

B=A(1-X)-C